Exhibit 10.1

EXCHANGE AND FORBEARANCE AGREEMENT

This Agreement (this "Agreement") is made and entered into as of March 12, 2007, by and among Spectrum Brands, Inc., a Wisconsin corporation (the "Company"), and each of the holders of the Company's 8 ½% Senior Subordinated Notes due 2013 (the "Notes") which have executed and become a party to this Agreement (individually, a "Consenting Noteholder" and collectively, the "Consenting Noteholders").

WHEREAS, the Company issued the Notes pursuant to that certain indenture dated as of September 30, 2003, by and among the Company, as issuer, the Subsidiary Guarantors party thereto, as Guarantors, and U.S. Bank National Association, as Trustee (the "Trustee"), as amended by a Supplemental Indenture, dated as of October 24, 2003, a Second Supplemental Indenture dated as of January 20, 2005, a Third Supplemental Indenture, dated as of February 7, 2005, and a Fourth Supplemental Indenture, dated as of May 3, 2005 (such indenture, as so amended, the "Indenture"); and

WHEREAS, each Consenting Noteholder currently holds the aggregate principal amount of Notes set forth beneath such Consenting Noteholder's name on the signature pages hereto, and each Consenting Noteholder desires to exchange all of the Notes it holds for a like principal amount of New Notes (as defined below), subject to the terms and conditions set forth herein; and

WHEREAS, this Agreement sets forth the terms on which the Consenting Noteholders have agreed (i) to exchange such Consenting Noteholder's Notes for a like principal amount of new notes (the "New Notes") having substantially the terms set forth on the Exhibit A attached hereto, (ii) to provide consents reflecting the Proposed Amendments (as defined below) to the amendment of the Indenture in connection with the Exchange Offer and (iii) to forbear from taking certain actions;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.  The Exchange Offer. (a) The Company shall commence, not later than March 16, 2007, an offer (the "Exchange Offer") to all eligible holders of the Notes (each a "Noteholder" and collectively the "Noteholders") to exchange any and all Notes for New Notes. In conjunction with the Exchange Offer, the Company will solicit consents (the "Consent Solicitation") to proposed amendments to the Indenture to eliminate substantially all of the restrictive covenants (including all such covenants which do not require the consent of each affected holder for amendment), eliminate or modify certain events of default and eliminate or modify related provisions in the Indenture (the "Proposed Amendments") and a waiver of any alleged default or existing default under the Indenture that is known to or has been asserted by the Consenting Noteholders and an agreement from taking certain actions under any other debt agreement or instrument of the Company (collectively, the "Waiver").

(b)
The Company's obligation to consummate the Exchange Offer will be conditioned upon (i) the entering into by the Company of a credit agreement with respect to the refinancing, including pursuant to any substitution, amendment or replacement thereof, of the Company's existing senior credit facilities, on substantially similar terms to those set forth in a commitment letter that shall have been obtained prior to commencement of the Exchange Offer, (ii) the receipt by the Company of the Waiver from holders of at least a majority of the Notes, (iii) the execution and delivery by the Trustee of a supplemental indenture (the "Supplemental Indenture") to the Indenture implementing the Proposed Amendments, (iv) the qualification under the Trust Indenture Act of 1939 of the indenture for the New Notes, if required, and the availability of an exemption under the Securities Act of 1933, as amended, with respect to the Exchange Offer, and (v) other customary conditions which are reasonable and customary in exchange offers such as the Exchange Offer. The Company will use its reasonable efforts to satisfy the conditions to the Exchange Offer.

(c)
As promptly as practicable on or after the tenth business day after the commencement of the Exchange Offer the Company shall, and shall procure that the guarantors to the Existing Indenture shall, execute and deliver the Supplemental Indenture. Following the execution and delivery of the Supplemental Indenture and the satisfaction of the other conditions to the Exchange Offer, the Company will accept for exchange and exchange all Notes that have been validly tendered by Consenting Noteholders as of such time (the date of such exchange, the "Settlement Date"). Subject to the terms and conditions of the Exchange Offer, the Company will accept for exchange and exchange all Notes validly tendered and not validly withdrawn in the Exchange Offer.

2.  Agreement to Forebear. Each Consenting Noteholder hereby agrees that it shall not, and shall not permit any of its affiliates to, or direct, solicit or encourage any other person to, exercise, or seek to exercise, whether individually or jointly with any other Noteholder, any rights or remedies, including any rights under Section 6.02 or 6.05 of the Indenture, that Noteholders or the Trustee may have under the Indenture or otherwise in connection with any Default or Event of Default (each as defined in the Indenture) that exists on the date of this Agreement that is known to or has been asserted by the Consenting Noteholders, as a result of the Company failing to comply with any of its covenants (other than any payment covenants) set forth in the Indenture or the Notes, and further agrees not to take, or permit any of its affiliates, or direct, solicit or encourage any other person, to take, any action, including the giving of any notice, under any other debt agreement or instrument of the Company that would be inconsistent with the foregoing agreements had such action been taken under the Indenture. Each Consenting Noteholder also agrees to the rescission of any declaration of acceleration which may be made by the Trustee or any holders of Notes with respect to such Defaults or Events of Default during the term of this Agreement.

3.  Agreement to Exchange. Promptly following commencement of the Exchange Offer, each Consenting Noteholder will tender its Notes for exchange in the Exchange Offer and not revoke such tender, and consent to the Proposed Amendments and the Waiver and not revoke such consent.

4.  Certain Conditions. The obligations of each Consenting Noteholder under this Agreement are conditioned upon (i) the Company having received signed commitments from a lender or lenders with respect to the refinancing, substitution, amendment or replacement of the Company’s senior credit facilities; (ii) the representations and warranties of the Company contained herein being true and correct as of the date hereof, as at the date of entry into a supplemental indenture giving effect to the Proposed Amendments and as at any Settlement Date; (iii) the terms and conditions of the exchange of the Notes in the Exchange Offer and the terms of the New Notes being in all material respects as set forth herein, and with respect to terms not set forth herein, reasonably acceptable to the Consenting Noteholders, and disclosed in an Exchange Offer Document (that shall include information customary for similar exchange offers); and (iv) this Agreement not having been terminated pursuant to Section 11 hereof.

5.  Representations of Consenting Noteholder. Each Consenting Noteholder represents and warrants, severally and not jointly, to the Company as follows:

(a)
The Consenting Noteholder has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations under this Agreement.

(b)
The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of the Consenting Noteholder, enforceable in accordance with its terms.

(c)
The Consenting Noteholder (together with its affiliates) owns of record and/or beneficially, and/or has investment authority or discretion with respect to, the aggregate principal amount of Notes set forth next to such Consenting Noteholder's name on the signature pages hereto, and such aggregate principal amount of Notes constitutes all of the Notes so owned or controlled by such Consenting Noteholder and its affiliates as of the date hereof.

(d)	The Consenting Noteholder owns the Notes free and clear of all claims, Liens, title defects and objections of any kind and nature whatsoever.

(e)
The proposed sale of the Notes in exchange for the New Notes by such Consenting Noteholder was privately negotiated in an independent transaction and was not solicited by or on behalf of the Company or any of their affiliates. The terms of this Agreement were the result of negotiations between the Consenting Noteholder and the Company.

(f)
Neither the Consenting Noteholder nor anyone acting on its behalf has received or is entitled to receive any commission or remuneration directly or indirectly in order to solicit or facilitate the Exchange Offer.

(g)	This Agreement represents the only agreement or arrangement between the Company, on the one hand, and the Consenting Noteholder on the other hand, with respect to the Exchange Offer.

6.  Representations of the Company. The Company represents and warrants to the Consenting Noteholders as follows:

(a)	The Company has all requisite corporate, power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations under this Agreement;

(b)
The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of the Company, enforceable in accordance with its terms;

(c)
Subject to the accuracy of the representations and warranties of the Consenting Noteholders contained in Section 5 hereof and of the Company, the issuance of New Notes is exempt from the registration and prospectus delivery requirements of the Securities Act;

(d)
There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of such Company who might be entitled to any fee or commission for which the Consenting Noteholders will be liable in connection with the execution of this Agreement or the transactions contemplated hereby;

(e)
The Company is not in violation of (i) any provision of the charter or bylaws of the Company, (ii) (other than with respect to any Defaults or Events of Default referred to above) any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) order, writ, injunction, decree, statute, law, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets;

(f)
There is no action, suit, proceeding, inquiry or other investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company or any subsidiary, threatened, against or affecting the Company or its subsidiaries (other than any such action, suit, proceeding, inquiry or investigation as may relate to the Notes or any Default or alleged Default or Event of Default or alleged Event of Default) which, singly or in the aggregate, would materially and adversely the properties or assets of the Company and its subsidiaries;

(g)
The Company and its Affiliates have not, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, and will not, directly or indirectly, solicit any offer to buy, sell or offer or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the New Notes in a manner that would require the New Notes to be registered under the Securities Act;

(h)
On or prior to the date hereof, the Company has received signed commitments from a lender or lenders, subject to customary conditions, sufficient to enable it to amend, substitute, replace or refinance its existing senior credit facilities.

7.  Additional Notes Subject. Nothing in this Agreement shall be deemed to limit or restrict the ability or right of any Consenting Noteholder from acquiring any additional Notes (the "Additional Notes") from and after the issuance of the press release referenced in Section 9(a) of this Agreement; provided, however, that in the event that any Consenting Noteholder acquires any Additional Notes after such time and prior to the Settlement Date, such Additional Notes shall immediately upon acquisition, and without further action on the part of the Company or the Consenting Noteholders, become subject to the terms and conditions of this Agreement. Each Consenting Noteholder shall as promptly as practicable notify the Company of any such acquisition, and the Consenting Noteholder agrees to execute and deliver within five (5) business days of the closing of such acquisition any additional documents that the Company shall request to evidence that such Additional Notes are subject to the provisions of this Agreement as of the date of acquisition.

8.  No Transfer. Except as set forth below, each Consenting Noteholder agrees, without the prior written consent of the Company, not to sell, transfer, assign or otherwise dispose of any Notes, including any Additional Notes, on or prior to the Settlement Date, unless the transferee accepts such Notes subject to the terms of this Agreement. In the event that a Consenting Noteholder transfers Notes on or prior to the Settlement Date, such transferee shall comply with and be subject to the terms of this Agreement, including but not limited to, the Consenting Noteholder's obligations to tender the Notes pursuant to the Exchange Offer and consent to the Proposed Indenture and the Waiver, and as a condition precedent to the transfer, execute a signature page hereto upon which it shall become a party hereto and a Consenting Noeteholder hereunder. Any sale, transfer, assignment, or other disposition of any Notes in violation of this Section shall be void ab initio. Concurrently with any such transfer, a Consenting Noteholder shall notify the Company pursuant to the notice provisions contained in Section 13 hereof, in writing, of such transfer and promptly thereafter provide the executed documents as provided for in this paragraph.

9.  Other Agreements of the Company. (a) The Company will issue a press release or press releases reasonably acceptable to the Consenting Noteholders announcing its intention to conduct the Exchange Offer and the receipt of its commitment to the refinancing of its senior credit facilities not later than 8:00 a.m. (New York Time) on March 12, 2007; and will file or furnish such press release to the SEC on Form 8-K promptly thereafter, which Form 8-K will include as an exhibit this Agreement. The Company shall provide the Consenting Noteholders a draft of such announcement or announcements at least 24 hours prior to release, and in any event shall provide the Consenting Noteholders a reasonable opportunity to review and comment on such press release or releases.

(b)  The Company will reimburse the Consenting Noteholders for all reasonable out-of-pocket fees and expenses of Bingham McCutchen LLP, counsel to the Consenting Noteholders, and of one counsel to the Trustee, incurred by the Consenting Noteholders (i) prior to the date hereof in connection with their analysis and assertion of Defaults and Events of Default and (ii) subsequent to the date hereof and prior to the Settlement Date in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, the reasonable fees and expenses of Bingham McCutchen LLP with respect to the review and comment on, and negotiation with respect to, this Agreement).

(c)  The Company will pay accrued interest on the Notes to the Consenting Noteholders in cash on the Settlement Date.

(d)  The Company will use its reasonable best efforts (i) to effect the qualification of the indenture for the New Notes under the Trust Indenture Act of 1939 and (ii) to enable the Exchange Offer to be exempt from the registration requirements under the Securities Act of 1933, as amended.

10.  Not an Amendment or Waiver. It is acknowledged and agreed, that except as expressly provided for herein, the entering into this Agreement does not constitute a full or partial amendment or waiver of any of such Consenting Noteholder's rights or remedies under the Indenture, the Notes or at law or otherwise, and each Consenting Noteholder hereby reserves such rights and remedies.

11.  Termination of Agreement. (a) This Agreement may be terminated by the Company or Consenting Noteholders beneficially owning at least 70% of the aggregate principal amount of the Notes held by all Consenting Noteholders by notice by the Company or the Consenting Noteholders, as applicable, to the other, (i) upon the breach by the non-terminating party of any of the representations, warranties or covenants in this Agreement and (ii) at any time from and after April 10, 2007 in the event that the Settlement Date has not occurred on or prior thereto; provided, however, that the right to terminate this Agreement shall not be available to the Company or the Consenting Noteholders where the failure of the Settlement Date to so occur has resulted from the breach by the party wishing to terminate of its respective obligations hereunder.

(b)  None of the representations, warranties and agreements contained herein shall survive the termination of this Agreement or the consummation of the Exchange Offer, unless the termination pursuant to (a)(ii) above is being challenged by one of the parties hereto and specific performance is being pursued pursuant to paragraph 14 below .

12.  Amendments and Waivers. This Agreement may not be modified, amended, or supplemented or any provision herein waived without the prior written consent of the Company and the Consenting Noteholders of at least a majority in aggregate principal amount of the Notes held by all Consenting Noteholders.

13.  Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth herein, or to such other address as a party may designate by written notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company, to:

Spectrum Brands, Inc.
Six Concourse Parkway
Suite 3300
Atlanta, Georgia 30328
Attention: General Counsel

If to the Consenting Noteholders, to:

The addresses noted on Exhibit B hereto.

All notices, requests, consents and other communications hereunder shall be deemed to be received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party, set forth herein, (ii) if made by facsimile transmission, at the time that the receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such written notice is delivered to the courier service, or (iv) if sent by registered or certified mail, return receipt requested, postage prepaid, on the third business day following the day such mailing is mailed.

14.  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provisions. By its execution and delivery of this Agreement, each of the parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.

15.  Specific Performance. It is understood and agreed by each of the parties hereto that any breach of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly, and the parties hereto agree that in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance or injunctive relief without the necessity of proving the inadequacy of money damages as a remedy or posting a bond or other security.

16.  Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

17.  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and representatives.

18.  Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the parties with respect to the subject matter of this Agreement.

19.  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

20.  No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto and no other person or entity shall be a third-party beneficiary of this Agreement.

21.  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

22.  Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

23.  Public Announcements. Without the prior written consent of the Company, no Consenting Noteholder shall issue, and each Consenting Noteholder shall instruct its officers, directors, affiliates, associates, employees, investment bankers, attorneys and other advisers or representatives not to issue, any press release to a non-affiliated third party with regard to this Agreement or any of the transactions contemplated herein, except to the extent disclosure may be required by applicable law or stock exchange or inter-dealer quotation system rules applicable to a party (subject to giving the Company written notice of the intention to make such disclosure prior to such disclosure) or except to the extent such information has already been publicly disclosed by a non-affiliated person.

24.  Certain Terms. The term “affiliate” as used hereunder shall mean with respect to a specified person or entity, a person or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

BEFORE EXECUTING THIS AGREEMENT, THE CONSENTING NOTEHOLDER SHOULD CONSULT WITH ITS TAX AND LEGAL ADVISORS REGARDING THE CONSEQUENCES OF THE EXCHANGE OFFER AND OWNERSHIP OF THE NEW NOTES.

The balance of this page has been intentionally left blank.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

ISSUER/COMPANY:	SPECTRUM BRANDS, INC.

	By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Executive Vice President and Chief Financial Officer

HOLDERS:	SANDELMAN PARTNERS, LP

	By:	//s//
Name:
Title:

In its capacity as investment manager with discretionary authority in respect of: SANDELMAN PARTNERS MULTI- STRATEGY MASTER FUND, LTD.

Principal amount of Notes Held: $150,710,000
Held in DTC Participant Code: 0005, 0573, 0050

SANDELL ASSET MANAGEMENT CORP.

By:	//s//
Name:
Title:

In its capacity as investment manager with discretionary authority in respect of: CASTLERIGG MASTER INVESTMENTS, LTD.

Principal amount of Notes Held: $26,000,000 Held in DTC Participant Code: 7378

EXHIBIT B

CONSENTING NOTEHOLDERS

Name	Address

EXHIBIT A

SPECTRUM BRANDS, INC.
2013 Toggle PIK Exchange Notes
Summary of Terms and Conditions
[Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Indenture]

ISSUER:	Spectrum Brands, Inc. (f/k/a Rayovac Corporation), a Wisconsin corporation (the "Issuer").

GUARANTORS:	Same as in the Indenture.

TRUSTEE:	Wells Fargo Bank, N.A. (the "Trustee").

INTEREST PAYMENT DATES:	April 1 and October 1.

UNSECURED TOGGLE- PIK NOTES:	An aggregate principal amount of up to U.S. $350 million will be available through the New Notes (the "Unsecured Toggle-PIK Notes").

COUPON SCHEDULE:	Provisions for payment of interest and coupon shall be as further described on Schedule A attached hereto.

MATURITY:	The Unsecured Toggle-PIK Notes shall be subject to repayment of all amounts outstanding, plus accrued interest, on October 2, 2013.

ELECTION NOTIFICATION DATE:	The election notification date with respect to an Interest Period will be the second trading day preceding the first day of the Interest Period.

INTEREST PERIOD:	An Interest Period shall mean the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date.

MINIMUM VALUE FOR PIK PAY OPTION CALCULATION:	Commences 10 Trading days prior to the Election Notification Date.

MINIMUM EQUITY VALUE FOR PIK PAY OPTION:

Closing price of SPC common stock must close greater than, for each of the 10 consecutive trading days prior to the election notification date for interest payments on the following dates: (a) $3.00 for October 1, 2007, April 1, 2008 and October 1, 2008; (b) $4.00 for April 1, 2009 and October 1, 2009; and (c) $5.00 for April 1, 2010 and October 1, 2010. Post October 1, 2010, no PIK option.

OPTIONAL REDEMPTION SCHEDULE:	As further described on Schedule A attached hereto.

ASSET SALES:	Same as in the Indenture.

CHANGE OF CONTROL:	Redemption premium equivalent to the optional redemption premium.

SECTION 4.09, INCURRENCE OF INDEBTEDNESS; CLAUSES (b)(i) AND (b)(viii):	Not to exceed $1.6 billion; and $50 million.

EVENTS OF DEFAULT:	Same as in the Indenture.

WAIVERS AND AMENDMENTS:	Same as in the Indenture.

Schedule A
Unsecured Toggle Note
Coupon Schedule,
Toggle Interest
and
Optional Redemption Schedule

	100% Cash Pay Note	PIK

Coupon Schedule
While Company is below 2:1 Fixed Charge Coverage Ratio
Effective Date through April 1, 2007	11.00%	11.50%
April 2, 2007 through October 1, 2007	11.25%	11.75%
October 2, 2007 through April 1, 2008	11.50%	12.00%
April 2, 2008 through October 1, 2008	12.00%	12.50%
October 2, 2008 through April 1, 2009	12.50%	13.00%
April 2, 2009 through October 1, 2009	12.75%	13.25%
October 2, 2009 through April 1, 2010	13.50%	14.00%
April 2, 2010 through October 1, 2010	13.75%	14.25%
October 2, 2010 through April 1, 2011	14.00%	Cash Pay thereafter
April 2, 2011 through October 1, 2011	14.25%
October 2, 2011 through April 1, 2012	14.50%
April 2, 2012 through October 1, 2012	14.75%
October 2, 2012 through April 1, 2013	15.00%
April 2, 2013 through October 1, 2013	15.25%

As soon as the Company is Above 2:1 Fixed Charge Coverage Ratio		The then applicable rate increases by 100 bps

Optional Redemption Schedule
Effective Date through Sept 31, 2007	110% of face plus accrued	110% of face plus accrued
October 1, 2007 through Sept 31, 2008	109% of face plus accrued	109% of face plus accrued
October 1, 2008 through Sept 31, 2009	102% of face plus accrued	102% of face plus accrued
October I, 2009 through Sept 31, 2010	101% of face plus accrued	101% of face plus accrued
October 1, 2010 and thereafter	100% of face plus accrued	100% of face plus accrued